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                                                                                                        Filed pursuant to Rule 433
                                                                                                       Registration No. 333-122153
                                                                                                                     June 19, 2007
                                                Final Term Sheet
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                            6.30% Secured Medium-Term Notes, Series F Notes due 2037
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                                               IDAHO POWER COMPANY
                                     Secured Medium-Term Notes, Series F

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Issuer:  Idaho Power Company                                 Interest Payment Dates:  June 15 and December 15,
                                                                 commencing December 15, 2007
Trade Date:  June 19, 2007                                   Redemption:  As specified in Pricing Supplement No. 2
Original Issue Date/Settlement Date:  June 22, 2007, which       dated June 19, 2007.  Make Whole to be determined at
    is the third business day following the Trade Date.          a discount rate equal to the Treasury Rate plus 20
Principal Amount:  $140,000,000                                  basis points.
Price to Public:  99.801% of Principal Amount, plus          Maturity Date:  June 15, 2037
    accrued interest from the Original Issue Date            CUSIP:  45138LAS2
Purchasers' Discount:  0.75%                                 Purchasers:
Proceeds to the Company:  99.051%                                Banc of America Securities LLC ($38,500,000)
Interest Rate:  6.30% per annum                                  J.P. Morgan Securities Inc. ($35,000,000)
                                                                 Wachovia Capital Markets, LLC ($35,000,000)
                                                                 RBC Capital Markets Corporation ($10,500,000)
                                                                 KeyBanc Capital Markets Inc. ($7,000,000)
                                                                 Wedbush Morgan Securities Inc. ($7,000,000)
                                                                 Wells Fargo Securities, LLC ($7,000,000)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, J.P. Morgan Securities Inc., collect, at
1-212-834-4533 or Wachovia Capital Markets, LLC toll free at 1-866-289-1262.

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